Pudong New Area Education Information Center

Agreement on Education Application Software Access

Access Code: PD0002

Party A: Shanghai Broadband Network Inc. (Hereinafter called "Party A")

Party B: Shanghai Pudong Education Information Center (Hereinafter called "Party B")

I. Supplier of the Education Application Software Shanghai Broadband Network Inc.

Legal representative: Yuguo Zhang

Address Suites 1201-1214, Tomson Commercial Building, 710 Dongfang RD,

Pudong, Shanghai, P.R. China

Tel 58305900

II. Name of the Education Application Software E-Ya Kids English

1. Functions: E-Ya Kids English is a brand new English learning program introduced and developed by Party A (Shanghai Broadband Network Inc.) Designed by international ESL experts, it is a game-based, animated multimedia interactive courseware for children aged from 5 to 13. E-Ya Kids English presents its teaching materials through multimedia, which allows younger learners to pick up new knowledge while playing interesting interactive computer games. Throughout children will find themselves studying English in an exciting and stimulating learning environment.

2. Price

Campus network version: each school 30,000/ year

Metropolitan area network version: each district 800,000/ year

3. Fee for membership:

School: each class 100RMB/ month

Individual: each student 15 RMB/ month

4. Number of shared users 120 schools and their registered students

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III. Obligations of Party A:

1. Provide Party B with all the content of E-Ya Kids English courseware, including its online interactive learning software system.

2. Bear all the liabilities and obligations with respect to the copyright of E-Ya Kids English courseware. Be responsible for all the correcting and upgrading work of the whole online interactive software system.

3. Provide the related project promotion, teachers' training, software maintenance and technical support.

4. Directly charge fee from schools on a discount basis. 10% of the total revenue goes into the collaborative project as a reinvestment.

5. Supervise the students' online their learning activities, collect and study the feedback. Develop and promote E-Ya Kids English and its related education product.

IV. Obligations of Party B:

1. Provide the network platform accessing all the schools in Pudong. Maintain the security and stability of the platform.

2. Invest 400,000 thousand RMB as start-up funds for the software introduction and development, and as basis access fee of all the Pudong schools.

3. Assist in project promotion, including "E-Ya Kids English Membership School Project" and "E-Ya Kids English Online Learning Project". Help Party A in coordinating with the government and other related department, e.g. the Teaching and Research Office, the Education Institute etc.

4. Help Party A in organizing training courses, promotion and publicizing activities, and membership fee collection. Help in instructing and supervising the management of E-Ya project.

V. Membership fee specification and fee charging procedure

1. Fee for Individual student members

Students voluntarily purchase pre-paid cards (only for after school use) at the price of 15 RMB / month, that is, 180 RMB / year.

Special price The membership fee shall be paid for a whole year by one lump sum, 150 RMB / year.

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2. Fee for member schools

Party B subsidizes each school members with an investment of 4000RMB/ per year.

Member schools are charged according to the number of their organizational classes that use E-Ya Kids. e.g. The school shall pay 100RMB per month for each organizational class. That means one organizational class shall pay 1000RMB per school year (only for campus use).

Special price-Member schools that cover more than 100 individual student members shall enjoy a 50% discount of its school membership fee, while those that cover more than 200 shall enjoy the school membership service for free.

Member schools could also own a two-year-access by purchasing the whole system of E-Ya Kids English by one lump sum, at the price of 30,000 RMB.

3. How to charge:

Party A shall write receipts to charge fee directly or consign Party B to collect the fee.

VI. Intellectual property protection and overhead expenses

1. Party A reserves the copyright of E-Ya Kids English software system. Party B shall not use the product beyond the scope stipulated in this agreement.

2. Both parties shall restrict disclosure of the content of this agreement, the other party's confidential information disclosed through working contact or through any other channels.

3. Neither of the parties shall use, duplicate, and spread without authorization, the related cooperator's trademarks, logos, and business information, technology etc.

4. Party A possesses the intellectual property right of E-Ya Kids English and all the other related extension products.

5. Overhead expenses

-The first year-Given that the sales within Pudong New Area exceeds 400,000 thousand RMB, Party A shall pay back 50%, that is 200,000 thousand RMB, to Party B for the previous investment. The contrary case shall adapt to consultation between both parties.

-The 2nd year goes the same way as the first year.

-From the 3rd year, 5% 10% of the sales goes to Party B as the expenses for hardware maintenance.

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VII. This agreement remains valid within the scope of the primary schools and middle schools in Pudong New Area.

VIII. This agreement, after its being signed, shall remain in force for 5 years, and it shall be extended upon expiration. Each party shall submit an application 60 days ahead to terminate the agreement through friendly consultation.

1. While Party A shall install all the software with regard to E-Ya Kids English on www.pudong-edu.sh.cn one week after this agreement is signed, Party B shall invest 400,000 RMB as the start-up fund.

2. Neither shall the two parties be regarded as breach of the agreement, nor be held responsible for failure or delay to perform all or any part of this agreement due to direct or indirect war (being declared or not), emergency, strike, industrial dissension, accident, sever out of service due to the virus spread by any third party, sever being attacked, fire, earthquake, flood, storm, snowstorm, war or any other events which could not be predicted, controlled, avoided or overcome by the relative party.

3. Should either of the parties, while executing the agreement, be or tend to be delayed or influenced by factors resulted from neither of the parties, the party influenced shall notice the other party in writing or other forms that have been recognized by both parties.

4. This agreement is signed in four equally authentic copies and each party holds two. The items not referred to shall be added under two parties' friendly consultation.

Party A: Shanghai Broadband Network Inc.

/s/ signed

Legal Representative

Date: 2004.5.30

Party B: Shanghai Pudong Education Information Center

/s/ signed

Legal representative:

Date: 2004.5.30